WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, EVP and CFO
Meghan Hibner, VP Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR QUARTER ENDED MARCH 31,
2017 AND DECLARES QUARTERLY DIVIDEND

Westfield, Massachusetts, April 26, 2017: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS:WNEB), the holding company for Westfield Bank (the “Bank”), today announced net income for the three months ended March 31, 2017 of $5.1 million, or $0.17 per diluted share, in the first full quarter following the October 2016 closing of the merger with Chicopee Bancorp, Inc. (“Chicopee”). The Company also announced that the Board of Directors approved the declaration of a quarterly cash dividend of $0.03 per share, payable on or about May 24, 2017 to shareholders of record on May 10, 2017.

The financial results for the three months ended March 31, 2017 include $1.6 million in tax benefits recorded in connection with the reversal of a deferred tax valuation allowance and exercises of stock options, both favorably impacting the income tax provision for first quarter 2017. Also included are $293,000, net of tax, of acquisition and integration related costs associated with the acquisition of Chicopee. Excluding these tax benefits and integration costs, net income was $3.8 million, or $0.13 earnings per diluted share, for the three months ended March 31, 2017, compared to $2.0 million, or $0.11 earnings per diluted share, for the three months ended March 31, 2016.

James C. Hagan, President and CEO stated, “We are very pleased with our accomplishments this quarter following the successful completion of the Chicopee merger and the core system integration last quarter, along with the leadership changes previously announced. We are on track to achieve the projected cost savings and are pleased with the increase in our performance that has resulted from the merger. We believe we are well positioned to continue to generate quality asset growth, improve profitability through increased earnings and efficiencies and to continue growing our tangible book value.”

Selected financial highlights include:

●	The net interest margin of 3.08% for the three months ended March 31, 2017, increased 24 basis points from 2.84%, for the three months ended December 31, 2016 and increased 47 basis points from 2.61%, for the three months ended March 31, 2016. During the three months ended March 31, 2017, amortization of purchase accounting adjustments related to the Chicopee acquisition increased net interest income by $661,000. Excluding these items, net interest margin for the first quarter of 2017 was 2.94%.

●	Return on average assets and return on average equity, excluding tax benefits and merger costs, net of tax, mentioned earlier, were 0.74% and 6.28% for the three months ended March 31, 2017, respectively, compared to 0.61% and 5.94% for the first quarter of 2016.

1

●	At March 31, 2017, total loans of $1.60 billion increased $33.1 million, or 2.1%, from $1.57 billion at December 31, 2016. The increase was due to $25.4 million, or 4.1%, increase in residential loans, including home equity loans, an increase of $10.2 million, or 4.6%, in commercial and industrial loans, partially offset by a decrease of $2.7 million, or 0.4%, in commercial real estate loans. The decrease in the commercial real estate portfolio was largely related to the expected payoff of a $7.5 million completed commercial real estate project during first quarter 2017.

●	On a sequential quarter basis, total deposits increased $3.1 million, or 0.2%, from $1.52 billion at December 31, 2016. Core deposits, defined as all deposits except time deposits, represented 62.6% of total deposits, and increased $7.9 million, or 0.8%, from $945.1 million at December 31, 2016 to $953.0 million at March 31, 2017. The increase in core deposits was due to a $12.3 million, or 14.9%, increase in interest-bearing checking accounts, an increase in noninterest-bearing checking accounts of $7.5 million, or 2.5%, and an increase in savings accounts of $4.3 million, or 3.5%, partially offset by a decrease in money market accounts of $16.2 million, or 3.7%. Time deposits decreased $4.7 million, or 0.8%, from $572.9 million at December 31, 2016 to $568.2 million at March 31, 2017. Time deposits represented 37.4% of total deposits at March 31, 2017, compared to 43.2% at March 31, 2016 and 37.7% at December 31, 2016.

●	Tangible book value per share was $7.44 at March 31, 2017, compared to $7.25 per share at December 31, 2016, an increase of 2.6%. Management finalized their evaluation of premises and equipment acquired from Chicopee during the first quarter 2017, and this adjustment resulted in a $0.04 increase to tangible book value. Management believes that the projections as to earn back of the tangible book value dilution incurred in the merger remain consistent with what was described in the original merger announcement.

Additional Income Statement Discussion

On a sequential quarter basis, net interest and dividend income increased $1.8 million, or 13.8%, to $14.5 million for the three months ended March 31, 2017, from $12.7 million for the three months ended December 31, 2016. The increase reflected a $1.9 million, or 11.5%, increase in interest income as average earning assets increased $139.8 million, or 7.8%, primarily due to loan growth as a result of the completion of the merger on October 21, 2016, along with organic loan growth and a full quarter of post-merger impact. The yield on assets increased 13 basis points from 3.61% for the three months ended December 31, 2016 to 3.74% for the three months ended March 31, 2017. For the three months ended March 31, 2017, interest expense increased $86,000, or 2.6%, compared to the three months ended December 31, 2016. During the same period, interest-bearing liabilities increased $107.4 million, or 7.6%, while non-interest bearing liabilities, such as demand accounts, increased $24.7 million, or 8.8%.

Net interest and dividend income increased $6.3 million, or 75.9%, to $14.5 million for the three months ended March 31, 2017, compared to $8.2 million for the three months ended March 31, 2016. The increase reflected a $7.0 million, or 63.8%, increase in interest income as average earning assets increased $664.4 million, or 52.0%, primarily due to loan growth as a result of the merger along with organic loan growth. The yield on assets increased 29 basis points from 3.45% for the three months ended March 31, 2016 to 3.74% for the three months ended March 31, 2017. For the three months ended March 31, 2017, interest expense increased $736,000, or 27.1%, compared to the three months ended March 31, 2016. During the same period, interest-bearing liabilities increased $475.1 million, or 45.5%, while non-interest bearing liabilities, such as demand accounts, increased $148.6 million, or 95.3%. The net interest margin of 3.08%, for the three months ending March 31, 2017, increased 47 basis points, compared to 2.61% for the three months ended March 31, 2016.

2

For the three months ended March 31, 2017, the provision for loan losses of $300,000 increased $900,000, compared to a $600,000 credit for loan losses for the three months ended March 31, 2016, due to an $852,000 recovery on a commercial real estate loan during the first quarter of 2016. The provision for loan losses increased $125,000, or 71.4%, from $175,000 for the three months ended December 31, 2016 to $300,000 for the three months ended March 31, 2017.

On a sequential quarter basis, non-interest income of $2.0 million decreased $345,000, or 14.5%, compared to $2.4 million for the three months ended December 31, 2016. The decrease of $345,000 was primarily due to the decrease in gains on sales of securities of $519,000, partially offset by a $41,000, or 2.8%, increase in service charges and fee income and an increase of $119,000 in other income. Excluding the gain on sales of securities of $519,000, non-interest income increased $174,000, or 9.1%. For the three months ended March 31, 2017, non-interest income increased $1.0 million, or 99.8%, to $2.0 million, compared to $1.0 million for the three months ended March 31, 2016. The increase was primarily driven by an increase in service charges and fee income of $642,000, or 72.6%, and an increase of $127,000 in other income, partially offset by a decrease in gains on sales of securities of $749,000, or 109.3%, and losses on borrowings prepayments of $915,000. Excluding the decrease in gain on sales of securities of $749,000 and losses on borrowings prepayments of $915,000, non-interest income increased $847,000 during the three months ended March 31, 2017, as compared to the first quarter of 2016 primarily due to an increase of $642,000 in income from services charges and fees.

For the three months ended March 31, 2017, non-interest expense of $11.0 million increased $3.9 million, or 55.3%, from $7.1 million, for the three months ended March 31, 2016. The increase was primarily due to a $2.4 million, or 62.7%, increase in salaries and benefits due to the addition of the Chicopee staff and normal merit increases that typically occur during the first quarter of each year. Occupancy expense increased $476,000, or 59.4%, due to the acquisition of the Chicopee branches, while merger related expenses increased $256,000. The increase to non-interest expense reflects generally higher level of expenses associated with operating a larger financial institution, which include additional employees, increased costs for data processing, occupancy, and professional services. Although there are overall added expenses, the merger provided the opportunity to achieve greater economies of scale as reflected in the improvement in the efficiency ratio from 72.9%, for the three months ended March 31, 2016, to 63.7% for the three months ended March 31, 2017.

On a sequential quarter basis, non-interest expense of $11.0 million decreased $1.0 million, or 8.6%, from $12.0 million, for the three months ended December 31, 2016. The $1.0 million decrease was primarily due to the $1.7 million, or 80.8%, decrease in merger related expenses and the $172,000, or 18.5%, decrease in data processing expenses primarily due to the elimination of dual core processing systems, partially offset by the $549,000, or 9.6%, increase in salaries and benefits. The efficiency ratio, which excludes the merger-related charges, was 63.7% for the three months ended March 31, 2017, compared to 67.4% for the three months ended December 31, 2016. For the three months ended March 31, 2016, the efficiency ratio, exclusive of merger-related charges, was 72.9%.

3

Additional Balance Sheet Discussion

Total assets grew $10.5 million, or 0.5%, from $2.08 billion at December 31, 2016 to $2.09 billion at March 31, 2017. The growth was primarily attributable to $33.1 million, or 2.1%, increase in total loans, partially offset by a decrease of $29.5 million in cash used to fund loan growth. In addition, during the three months ended March 31, 2017, management completed their evaluation of premises and equipment acquired from Chicopee, which resulted in a $2.4 million adjustment to the provisional fair values of bank premises acquired and a $1.4 million adjustment to goodwill.

Shareholders’ equity was $245.8 million, or 11.8% of total assets, at March 31, 2017 and $238.4 million, or 11.5% of total assets, at December 31, 2016. The increase in shareholders’ equity during the quarter reflects net income of $5.1 million, the exercise of 719,474 stock options for $4.3 million and comprehensive income of $1.6 million. These increases were offset by the repurchase of 321,015 shares of common stock for $3.1 million at an average cost of $9.58 per share, and the payment of regular dividends of $886,000 for the three months ended March 31, 2017. Total shares outstanding as of March 31, 2017 was 30,778,690. At March 31, 2017, the Company’s regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Credit Quality

Maintaining strong asset quality remains a core management objective. Annualized net charge-offs to average loans was 0.04% for the three months ended March 31, 2017, compared to 0.12%, excluding a $852,000 recovery during the three months ended March 31, 2016. Net charge-offs for the three months ended March 31, 2017 totaled $141,000, as a result of $279,000 in charge-offs and $138,000 in recoveries. Non-performing loans at March 31, 2017 increased to $14.8 million, or 0.92% of total loans, compared to $14.1 million, or 0.90% of total loans, at December 31, 2016. There are no loans 90 or more days past due and still accruing interest.

The allowance for loan losses as a percentage of total loans was 0.64%, 0.64% and 1.07% at March 31, 2017, December 31, 2016, and March 31, 2016, respectively. The allowance for loan losses as a percentage of nonperforming loans was 69.32%, 71.62% and 106.84% at March 31, 2017, December 31, 2016, and March 31, 2016, respectively. The ratios for March 31, 2017 and December 31, 2016, include acquired loans that have been recorded at fair value with no corresponding allowance for loan losses.

4

An analysis of the changes in the allowance for loan losses is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
	(In thousands)

Balance, beginning of period	$10,068	$9,927	$8,840
Provision (credit)	300	175	(600)
Charge-offs	(279)	(139)	(243)
Recoveries	138	105	858
Balance, end of period	$10,227	$10,068	$8,855

Share Repurchase

On January 31, 2017, the Board of Directors authorized a stock repurchase program under which the Company may purchase up to 3,047,000 shares, or 10% of its outstanding common stock. As of March 31, 2017, there were 3,011,837 remaining shares available for repurchase under the plan.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate through 21 banking offices located throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
INTEREST AND DIVIDEND INCOME:
Loans	$15,826	$14,170	$9,138	$8,639	$8,250
Securities	1,896	1,737	1,695	1,750	2,554
Other investments - at cost	163	152	130	136	132
Federal funds sold, interest-bearing deposits and other short-term investments	72	48	14	29	25
Total interest and dividend income	17,957	16,107	10,977	10,554	10,961

INTEREST EXPENSE:
Deposits	2,009	1,993	1,582	1,535	1,472
Long-term debt	551	517	446	461	842
Short-term borrowings	894	858	621	556	404
Total interest expense	3,454	3,368	2,649	2,552	2,718

Net interest and dividend income	14,503	12,739	8,328	8,002	8,243

PROVISION (CREDIT) FOR LOAN LOSSES	300	175	375	625	(600)

Net interest and dividend income after provision (credit) for loan losses	14,203	12,564	7,953	7,377	8,843

NONINTEREST INCOME:
Service charges and fees	1,526	1,485	953	859	884
Income from bank-owned life insurance	439	425	369	403	361
Loss on prepayment of borrowings	—	—	—	—	(915)
Gain (loss) on sales of securities, net	(64)	455	1	(2)	685
Other income	127	8	—	—	—
Total noninterest income	2,028	2,373	1,323	1,260	1,015

NONINTEREST EXPENSE:
Salaries and employees benefits	6,297	5,748	4,114	3,910	3,871
Occupancy	1,277	1,215	796	804	801
Data processing	759	931	667	626	621
Professional fees	596	468	656	545	516
FDIC insurance	117	122	214	190	190
Merger related expenses	410	2,138	830	929	154
Other	1,525	1,390	948	994	919
Total noninterest expense	10,981	12,012	8,225	7,998	7,072

INCOME BEFORE INCOME TAXES	5,250	2,925	1,051	639	2,786

INCOME TAX PROVISION	147	1,073	423	250	822
NET INCOME	$5,103	$1,852	$628	$389	$1,964

Basic earnings per share	$0.17	$0.07	$0.04	$0.02	$0.11
Weighted average basic shares outstanding	29,597,694	26,760,014	17,377,844	17,337,955	17,304,088
Diluted earnings per share	$0.17	$0.07	$0.04	$0.02	$0.11
Weighted average diluted shares outstanding	29,878,421	27,140,172	17,377,844	17,337,955	17,304,088

Other Data:
Return on average assets (1)	1.00%	0.38%	0.19%	0.12%	0.58%
Return on average assets, exclusive of merger expenses and tax benefits (1)(3)	0.74%	0.69%	0.42%	0.38%	0.61%
Return on average equity (1)	8.51%	3.18%	1.72%	1.14%	5.61%
Return on average equity, exclusive of merger expenses and tax benefits (1)(3)	6.28%	5.79%	3.85%	3.64%	5.94%
Efficiency ratio (2)(3)	63.70%	67.37%	76.63%	76.31%	72.91%
Net interest margin	3.08%	2.84%	2.65%	2.62%	2.61%

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses excluding merger related charges divided by the sum of net interest and dividend income and noninterest income, excluding gain (loss) on sale of securities, net, and loss on prepayment of borrowings.
(3)	Please refer to the “Reconciliation of non-GAAP to GAAP Financial Measures” for further details.

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WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Cash and cash equivalents	$40,716	$70,234	$50,803	$21,267	$155,194
Securities available for sale, at fair value	305,680	300,115	295,577	296,565	302,224
Federal Home Loan Bank of Boston and other restricted stock - at cost	16,124	16,124	12,194	11,267	14,080

Loans	1,599,607	1,566,484	947,620	906,212	826,963
Allowance for loan losses	(10,227)	(10,068)	(9,927)	(9,570)	(8,855)
Net loans	1,589,380	1,556,416	937,693	896,642	818,108

Bank-owned life insurance	67,377	66,938	51,363	50,994	50,591
Goodwill	12,487	13,747	—	—	—
Core deposit intangible	4,344	4,438	—	—	—
Other assets	50,438	48,006	30,150	29,570	28,747
TOTAL ASSETS	$2,086,546	$2,076,018	$1,377,780	$1,306,305	$1,368,944

Total deposits	$1,521,219	$1,518,071	$962,558	$920,912	$928,124
Short-term borrowings	176,883	172,351	180,273	144,707	158,593
Long-term debt	123,668	124,836	71,165	78,032	90,943
Trades pending settlement	—	455	—	—	30,570
Other liabilities	18,972	21,909	18,561	18,085	17,719
TOTAL LIABILITIES	1,840,742	1,837,622	1,232,557	1,161,736	1,225,949

TOTAL SHAREHOLDERS’ EQUITY	245,804	238,396	145,223	144,569	142,995

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,086,546	$2,076,018	$1,377,780	$1,306,305	$1,368,944

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016

Other Data:

Book value per share	$7.99	$7.85	$7.92	$7.89	$7.83
Tangible book value per share	7.44	7.25	7.92	7.89	7.83

30- 89 day delinquent loans	7,402	8,309	1,391	2,547	1,358
30-89 day delinquent loans acquired from Chicopee, net of purchase accounting adjustments	5,504	5,761	—	—	—

Delinquent loans as a percentage of total loans	0.46%	0.53%	0.15%	0.28%	0.16%
Nonperforming loans	14,753	14,057	7,275	8,043	8,288
Nonperforming loans acquired from Chicopee, net of purchase accounting adjustments	7,274	6,394	—	—	—

Nonperforming loans as a percentage of total loans	0.92%	0.90%	0.77%	0.89%	1.00%

Nonperforming assets as a percentage of total assets	0.71%	0.69%	0.53%	0.62%	0.61%
Allowance for loan losses as a percentage of nonperforming loans	69.32%	71.62%	136.45%	118.99%	106.84%

Allowance for loan losses as a percentage of total loans	0.64%	0.64%	1.05%	1.06%	1.07%
Allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee	1.02%	1.05%	1.05%	1.06%	1.07%

The following tables set forth the information relating to our average balances and net interest income for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average		Avg Yield/	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets

Loans(1)(2)(6)	$1,560,341	$16,040	4.11%	$1,425,461	$14,307	4.01%	$823,335	$8,280	4.02%
Securities(2)	307,912	1,912	2.48	299,426	1,751	2.34	411,034	2,590	2.52
Other investments - at cost	17,510	163	3.72	16,709	152	3.64	16,051	132	3.29
Short-term investments(3)	57,326	72	0.50	61,683	48	0.31	28,276	25	0.35
Total interest-earning assets	1,943,089	18,187	3.74	1,803,279	16,258	3.61	1,278,696	11,027	3.45
Total noninterest-earning assets	130,771			141,220			80,510
	$2,073,860			$1,944,499			$1,359,206
Total assets

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$90,498	$74	0.33%	$75,247	$83	0.44%	$30,531	$20	0.26%
Savings accounts	125,228	33	0.11	111,483	32	0.11	76,958	20	0.10
Money market accounts	428,522	392	0.37	405,088	416	0.41	248,597	227	0.37
Time certificates of deposit (6)	571,855	1,510	1.06	528,724	1,462	1.11	398,598	1,205	1.21
Total interest-bearing deposits	1,216,103	2,009		1,120,542	1,993		754,684	1,472
Short-term borrowings and long-term debt (6)	303,795	1,445	1.90	291,947	1,375	1.88	290,069	1,246	1.72
Total interest-bearing liabilities	1,519,898	3,454	0.91	1,412,489	3,368	0.95	1,044,753	2,718	1.04
Noninterest-bearing deposits	304,448			279,721			155,887
Other noninterest-bearing liabilities	6,331			20,329			17,987
Total noninterest-bearing liabilities	310,779			300,050			173,874

Total liabilities	1,830,677			1,712,539			1,218,627
Total equity	243,183			231,960			140,579
Total liabilities and equity	$2,073,860			$1,944,499			$1,359,206
Less: Tax-equivalent adjustment(2)		(230)			(151)			(66)
Net interest and dividend income		$14,503			12,739			$8,243
Net interest rate spread(4)			2.83%			2.66%			2.41%
Net interest margin(5)			3.08%			2.84%			2.61%
Ratio of average interest-earning assets to average interest-bearing liabilities			127.84			127.67			122.39

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(6)	The accounting for the Chicopee acquisition required loans, time deposits and borrowings to be recorded at fair value. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. The loan accretion income and interest expense reduction on time deposits and borrowings related to the Chicopee acquisition totaled $661,000 and $194,000 for the three months ended March 31, 2017 and December 31, 2016, respectively. Excluding these items, net interest margin for the three months ended March 31, 2017 and December 31, 2016 was 2.94% and 2.80%, respectively.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
	(Dollars in thousands, except per share data)

Net Income:
Net income, as presented	$5,103	$1,852	$628	$389	$1,964
Merger related expenses, net of tax (1)	293	1,523	782	856	112
Tax benefits impact (2)	(1,632)	—	—	—	—
Net income, exclusive of merger related expenses and tax benefits	$3,764	$3,375	$1,410	$1,245	$2,076

Diluted EPS:
Diluted EPS, as presented	$0.17	$0.07	$0.04	$0.02	$0.11
Merger related expense impact	0.01	0.05	0.05	0.05	0.01
Tax benefits impact	(0.05)	—	—	—	—
Diluted EPS, exclusive of merger related expense and tax benefits impact	$0.13	$0.12	$0.09	$0.07	$0.12

Return on Average Assets:
Return on average assets, as presented	1.00%	0.38%	0.19%	0.12%	0.58%
Merger related expense impact	0.06	0.31	0.23	0.26	0.03
Tax benefits impact	(0.32)	—	—	—	—
Return on average assets, exclusive of merger related expense impact	0.74%	0.69%	0.42%	0.38%	0.61%

Return on Average Equity:
Return on average equity, as presented	8.51%	3.18%	1.72%	1.14%	5.61%
Merger related expense impact	0.49	2.61	2.13	2.50	0.33
Tax benefits impact	(2.72)	—	—	—	—
Return on average equity, exclusive of merger related expense impact	6.28%	5.79%	3.85%	3.64%	5.94%

Efficiency Ratio:
Efficiency ratio	66.17%	81.95%	85.23%	86.33%	74.54%
Merger related expense impact	(2.47)	(14.58)	(8.60)	(10.02)	(1.63)
Efficiency ratio, exclusive of merger related expense impact	63.70%	67.37%	76.63%	76.31%	72.91%

(1) Assumed tax rate for deductible expenses of 34.1% at March 31, 2017 and 34.7% for all 2016 periods.

(2) Tax benefit impact of the reversal of a deferred tax valuation and stock option exercises incurred during first quarter 2017.